IMMEDIATE RELEASE
TOWNSQUARE MEDIA ANNOUNCES
SUCCESSFUL COMPLETION OF REFINANCING

Company Expects to Realize Annual Interest Expense
Savings of Approximately $11 million

Greenwich, CT - April 1, 2015 - Townsquare Media, Inc. (NYSE: TSQ) (the “Company”) today announced the closing of an offering of $300 million in aggregate principal amount of its 6.500% senior notes due 2023 (the “Notes”). The Company today also announced it has entered into a new $325 million senior secured credit facility, including a new seven-year, $275 million term loan facility (the “New Term Loan Facility”) and a new five-year, $50 million revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Senior Secured Credit Facility”). The initial per annum interest rate applicable to the New Term Loan Facility is 4.25%, based on current LIBOR levels, a 1.00% LIBOR floor and an applicable margin of 325 basis points. The per annum interest rate applicable to the New Revolving Credit Facility is based on current LIBOR levels (or an alternative base rate) and an applicable margin of 250 basis points however, the New Revolving Credit Facility was undrawn at close.

Net proceeds from the offering of the Notes and the borrowings under the New Term Loan Facility, together with cash on hand, were used to complete the Company’s previously announced redemption of the outstanding 9.00% senior notes due 2019, in aggregate principal amount of $410.9 million, issued by Townsquare Radio, LLC and Townsquare Radio, Inc., two of the Company’s wholly-owned subsidiaries, and to entirely repay all amounts outstanding under its existing senior secured credit facilities, including both the term loan and revolving credit facility.

Based on forward LIBOR levels, the Company expects annual interest expense of approximately $31.2 million, representing annual savings of approximately $11 million as compared to annual interest expense payable in respect of the existing senior notes and the existing senior secured credit facilities, based on principal balances outstanding as of December 31, 2014.

The Notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

About Townsquare Media, Inc.
Townsquare Media, Inc. is an integrated and diversified media and entertainment and digital marketing services company that owns and operates market leading radio stations, digital and social properties and live events serving small and mid-sized markets across the United States, delivering national scale and expertise to the communities it serves on a local level. The Company owns and operates 311 radio stations, over 325 search engine and mobile-optimized local websites and approximately 500 live events serving 66 small and mid-sized U.S. markets, making Townsquare Media the third largest owner of radio stations in the United States by number of radio stations owned. The Company supplements its local offerings with the nationwide reach of its owned, operated and affiliated music and entertainment websites, which, on a combined basis, attracted the largest audience among music-focused digital advertising networks as of December 2014 as well as certain large scale live events. For more information, please visit www.townsquaremedia.com.

Forward Looking Statements
Statements in this press release that are not historical are forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances. They contain words such as “believe,” “intend,” “expect” and “anticipate” and include statements about expectations for the Company’s operations, markets, products, services, financial results and other risk factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including under the “Risk Factors” section in the Company’s most recent Form 10-K and other SEC filings. Unless otherwise required by applicable laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Investor Relations
Alex Berkett
(203) 900-5555
investors@townsquaremedia.com

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